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                                                                     EXHIBIT 8.1

                             Andrews & Kurth L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002


                                 March 12, 2003

Board of Directors
Valero GP, LLC
One Valero Place
San Antonio,  Texas 78212

Ladies and Gentlemen:

         We have acted as special counsel to Valero L.P. (the "Partnership "), a Delaware limited partnership in connection with (i) the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-3 filed by the Partnership with the Commission on June 6, 2002 (the "Registration Statement"), for the purpose of registering under the Act, among other securities, common units representing limited partner interests in the Partnership and (ii) the preparation of a prospectus supplement dated March 12, 2003 (the "Prospectus Supplement") in connection with the offer and sale (the "Offering") of up to an aggregate of 6,612,500 common units representing limited partner interests in the Partnership (the "Common Units"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement.

         The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

         This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

         We hereby consent to the filing of this opinion as an exhibit to a Current Report of a Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are "experts" under the Act or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

                                            Very truly yours,


                                           /s/ ANDREWS & KURTH L.L.P.